UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

AURA BIOSCIENCES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2026

Aura Biosciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40971	32-0271970
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

80 Guest Street Boston, Massachusetts	02135
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 617 500-8864

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 par value per share	AURA	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Executive Officer and President

On April 29, 2026, the Board of Directors (the “Board”) of Aura Biosciences, Inc. (the “Company”) appointed Natalie Holles as the Company’s Chief Executive Officer and President and as a Class I director with a term expiring at the Company’s 2028 annual meeting of stockholders, effective as of April 30, 2026 (the “Effective Date”). Ms. Holles will succeed Dr. Elisabet de los Pinos, the Company’s founder, who has notified the Company of her departure from her role at the Company as Chief Executive Officer and President and as a director of the Company, effective as of the Effective Date.

Natalie Holles, age 53, is a seasoned industry executive with significant rare disease operational and commercialization experience. From August 2021 to December 2025, Ms. Holles served as Chief Executive Officer and a member of the board of directors of Third Harmonic Bio, Inc., a biopharmaceutical company that focused on dermal, respiratory and gastrointestinal inflammatory diseases. From January 2020 through March 2021, Ms. Holles served as President and Chief Executive Officer at Audentes Therapeutics, Inc., a biotechnology company focused on genetic medicines, and prior to that served as their President and Chief Operating Officer beginning in May 2018 and Senior Vice President, Chief Operating Officer beginning in August 2015. Previously, Ms. Holles served as Senior Vice President, Corporate Development at Hyperion Therapeutics, Inc., a rare disease pharmaceutical company, from June 2013 through its acquisition by Horizon Pharma, plc in May 2015. From August 2012 until June 2013, Ms. Holles served as the Executive Vice President, Corporate Development at Immune Design, Inc., an immunotherapy company, and from December 2010 to June 2013, Ms. Holles served as an independent life sciences corporate development consultant. Earlier in her career, Ms. Holles served as the Vice President, Business Development at KAI Pharmaceuticals, Inc., which was acquired by Amgen, Inc. in 2012, and previously held corporate development and commercial roles at InterMune, Inc. (acquired by the Roche Group) and Genentech, Inc. Ms. Holles also has served on the board of directors of Day One Biopharmaceuticals, Inc., a biopharmaceutical company, since February 2021, and served on the board of directors of Rubius Therapeutics, Inc., a biopharmaceutical company, from March 2019 to August 2022 and Allakos Inc., a biotechnology company, from December 2020 to July 2021. Ms. Holles holds an A.B. in Human Biology from Stanford University and an M.A. in Molecular, Cellular and Developmental Biology from the University of Colorado, Boulder, where she was a Howard Hughes Medical Institute Predoctoral Fellow.

In connection with her appointment as Chief Executive Officer and President, Ms. Holles entered into an offer letter (the “Employment Offer Letter”), effective as of the Effective Date, setting forth the terms of her employment with the Company. Pursuant to the Employment Offer Letter, Ms. Holles will be paid an annual base salary of $700,000. Following the end of each calendar year, Ms. Holles will be eligible to receive a discretionary annual performance bonus with a target of 55% of her then annual base salary based upon the Board’s assessment of the Company’s achievement of its performance goals and Ms. Holle’s continued employment with the Company. Ms. Holles is also eligible to participate in the Company’s Executive Severance Plan (the “Severance Plan”) as a Tier One Executive (as defined in the Severance Plan), which provides for severance payments and benefits to Ms. Holles in the event that the Company terminates her employment without Cause or if Ms. Holles resigns with Good Reason (each as defined in the Severance Plan). The foregoing description of the Severance Plan does not purport to be complete and is qualified in its entirety by the full text of the Severance Plan, a copy of which was filed with the U.S. Securities and Exchange Commission (the “SEC”) as Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (File No. 001-40971) as filed with the SEC on November 12, 2024.

In connection with her appointment as the Company’s Chief Executive Officer and President and as an inducement to entering into the Employment Offer Letter, the Company will grant Ms. Holles an equity award equal to approximately 2.5 percent of the Company’s aggregate common stock and pre-funded warrants to purchase common stock issued and outstanding on the date of grant, comprised of approximately 75 percent a stock option to purchase shares of the Company’s common stock (the “Option Award”) and 25 percent restricted stock units for shares of the Company’s common stock (“RSUs”), in each case, based on the grant-date fair value and as determined by the Board. Both the Option Award and the RSUs were approved by the Board without stockholder approval pursuant to Nasdaq Marketplace Rule 5635(c)(4) (the “Inducement Award Exception”), shall be granted outside of the Company’s 2021 Stock Option and Incentive Plan (the “2021 Plan”) and shall be subject to terms substantially similar to the 2021 Plan and the forms of award agreements thereunder. The exercise price of the Option Award will equal the fair market value of the Company’s common stock on The Nasdaq Global Market on the date of grant. The Option Award will vest as follows: 25% shall vest and become exercisable on the first anniversary of the Effective Date, and 2.0834% shall vest and become exercisable on a monthly basis thereafter over the following 36 months, subject to Ms. Holles’ continued service as of each vesting date. The RSUs will vest as follows: 25% shall vest on the first anniversary of the 15th of the month in which the Effective Date occurs (the “First Vesting Date”), and 25% shall vest on each of the first year anniversary, second year anniversary, and third year anniversary of the First Vesting Date, subject to Ms. Holles’ continued service as of each vesting date.

Ms. Holles will also receive an equity award equal to approximately 0.5 percent of the Company’s aggregate common stock and pre-funded warrants to purchase common stock issued and outstanding on the date of grant, in the form of performance-based restricted stock units for shares of the Company’s common stock (“PRSUs”) pursuant to the Inducement Award Exception. The PRSUs will be subject to both time-based vesting and the achievement of a performance condition, both of which must be satisfied before the PRSUs will be deemed vested. The PRSUs shall vest in four substantially equal annual installments commencing on the First Vesting Date, subject to Ms. Holles’ continued service as of each such time-based vesting date and the satisfaction of the performance condition. The expiration date of the PRSUs shall be the earlier of (i) the sixth (6th) anniversary of the date of grant and (ii) the date Ms. Holles no longer has a service relationship with the Company. Any such PRSUs that have not vested on or prior to such expiration date shall be forfeited for no consideration.

In addition, Ms. Holles has entered into an indemnification agreement with the Company, the form of which was filed with the SEC as Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-260156) as initially filed with the SEC on October 8, 2021 and declared effective on October 28, 2021, pursuant to which the Company may be required, among other things, to indemnify Ms. Holles for certain expenses (including reasonable attorneys’ fees), judgments, fines, penalties, excise taxes and settlement amounts actually and reasonably incurred by her in any action or proceeding arising out of her service as an officer or director of the Company. Ms. Holles has also entered into an agreement with the Company that contains a non-solicitation provision that apply during and for one year following her employment with the Company, an invention assignment provision, and a non-disclosure provision that applies during and following her employment with the Company.

There are currently no arrangements or understandings between Ms. Holles and any other person pursuant to which Ms. Holles was appointed as Chief Executive Officer and President or a director of the Company and there are no family relationships between Ms. Holles and any of the Company’s directors or executive officers. There are currently no transactions in which Ms. Holles has an interest requiring disclosure under Item 404(a) of Regulation S-K.

The foregoing description of the Employment Offer Letter does not purport to be complete and is qualified in its entirety by the full text of the Employment Offer Letter, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

Departure of Chief Executive Officer and President

On April 29, 2026, Dr. de los Pinos notified the Company of her departure from her role at the Company as Chief Executive Officer and President and as a director of the Company, effective as of the Effective Date. Dr. de los Pinos has informed the Company that her departure does not reflect any dispute or disagreement with the Company on any matter relating to its operations, policies or practices.

Pursuant to an Amended and Restated Consulting Agreement with the Company, effective as of the Effective Date (the “Consulting Agreement”), Dr. de los Pinos will provide consulting services to the Company beginning on the Effective Date through October 30, 2026 (such period, the “Consulting Period”). Pursuant to the Consulting Agreement, subject to Dr. de los Pinos entering into a release of claims in favor of the Company, (i) the time period in which Dr. de los Pinos may exercise any vested stock options shall be extended until the earlier of (A) June 30, 2028 and (B) the stock option’s original expiration date, subject to any earlier termination as may be required by the applicable equity documents; (ii) Dr. de los Pinos’s previously granted restricted stock units and stock options that are unvested as of the Effective Date (“Subject Equity Awards”) shall vest on an accelerated basis during the Consulting Period as follows: (A) three-sixth (3/6) of the Subject Equity Awards shall vest on the ninety-first (91st) day following the Effective Date, (B) one-sixth (1/6) of the Subject Equity Awards shall vest on the four (4) month anniversary of the Effective Date, (C) one-sixth (1/6) of the Subject Equity Awards shall vest on the five (5) month anniversary of the Effective Date, and (D) one-sixth (1/6) of the Subject Equity Awards shall vest on the six (6) month anniversary of the Effective Date, such that all Subject Equity Awards are fully vested as of the last day of the Consulting Period; provided that if the Company terminates the Consulting Agreement for Cause (as defined in the Consulting Agreement) or if Dr. de los Pinos terminates the Consulting Agreement for any reason, such Subject Equity Awards shall immediately cease vesting and provided further that if the Company terminates the Consulting Agreement without cause, the Subject Equity Awards shall become fully vested; and (iii) upon a consummation of a Change in Control (as defined in the Consulting Agreement) during the Consulting Period, all of Dr. de los Pinos’ previously granted equity awards shall immediately become fully vested. The Company and Dr. de los Pinos also entered into a Separation Agreement, effective on the Effective Date (the “Separation Agreement”). The Separation Agreement provides that Dr. de los Pinos will receive continued salary through the Effective Date subject to Dr. de los Pinos’ performance of certain Transition Services (as defined in the Separation Agreement).

Subject to entering into a release of claims in favor of the Company, under the Separation Agreement, Dr. de los Pinos will be entitled to receive (i) severance pay equal to continuation of her annual base salary for twelve (12) months immediately following the Effective Date, (ii) subject to Dr. de los Pinos’ timely election to continue health coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) and copayment of premium amounts at the applicable active employees’ rate, a monthly payment equal to the amount that the Company would have paid to provide health insurance to Dr. de los Pinos until the earlier of eighteen (18) months, eligibility for medical care coverage through other employment or termination of eligibility under COBRA and (iii) a prorated bonus for the year ended December 31, 2026, based on the greater of (i) the Company’s achievement of goals and objectives approved by the Board, and (ii) Dr. de los Pinos’ target annual cash incentive compensation. The Separation Agreement also includes customary confidentiality and non-disparagement provisions.

The foregoing descriptions of the Consulting Agreement and the Separation Agreement do not purport to be complete and are qualified in their entirety by the full text of the Consulting Agreement and the Separation Agreement, respectively, copies of which will be filed as exhibits to the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2026.

Item 7.01	Regulation FD Disclosures.

On May 4, 2026, the Company issued a press release announcing the leadership changes described in Item 5.02 above and the clinical update described in Item 8.01 below. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in Item 7.01 of this Current Report on Form 8-K and Exhibit 99.1 attached hereto is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Exchange Act or otherwise subject to the liability of that section. Nor shall such document be deemed incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, regardless of any general incorporation language in the filing, unless specifically stated so therein.

Item 8.01	Other Events.

CoMpass Enrollment Update

On May 4, 2026, the Company announced that its Phase 3 CoMpass trial with its investigational candidate belzupacap sarotalocan (bel-sar) for the treatment of early choroidal melanoma is nearing enrollment completion. As of May 4, 2026, 86 patients have been enrolled in the study, and more than 25 additional patients have been scheduled or identified for screening through May 2026. With this update, the Company reiterated its guidance to enrollment completion by mid-2026 and topline data from the CoMpass trial in the second half of 2027.

Termination of ATM Prospectus

On May 4, 2026, the Company delivered written notice to Jefferies LLC (“Jefferies”) that it was suspending and terminating the prospectus related to the Company’s common stock, $0.00001 par value per share (the “ATM Prospectus”), issuable pursuant to the terms of the Open Market Sale AgreementSM, dated November 1, 2022 (the “Sales Agreement”), by and between the Company and Jefferies. As of May 4, 2026, the Company has issued a total of 1,055,362 shares of common stock for aggregate gross proceeds of $6,707,365.37 under the ATM Prospectus. The Company will not make any sales of its securities pursuant to the Sales Agreement, unless and until a new prospectus, prospectus supplement or a new registration statement is filed. Other than the termination of the ATM Prospectus, the Sales Agreement remains in full force and effect.

A copy of the Sales Agreement was filed as Exhibit 1.2 to the Company’s Registration Statement on Form S-3 filed with the SEC on November 1, 2022.

Cautionary Note Regarding Forward Looking Statements

Statements contained under this Item 8.01 regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements about the timing and progress of the Company’s clinical trials, including statements regarding the status of enrollment and expectations regarding continued enrollment, patient screening, enrollment completion and topline data.

Any forward-looking statements are neither promises nor guarantees, and investors should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond the Company’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, uncertainties inherent in clinical trials, including the status of enrollment and expectations regarding continued enrollment, patient screening and enrollment completion, and uncertainties inherent in the availability and timing of data from ongoing clinical trials; the expected timing for submissions for regulatory approval or review by governmental authorities; the risk that the results of the Company’s preclinical and clinical trials may not be predictive of future results in connection with future clinical trials; the risk that early or interim data from ongoing clinical trials may not be predictive of final data from completed clinical trials; the risk that governmental authorities may disagree with the Company’s clinical trial designs, even where the Company has obtained agreement with governmental authorities on the design of such trials, such as the Phase 3 Special Protocol agreement with the U.S. Food and Drug Administration; whether the Company will receive regulatory approvals to conduct trials or to market products; whether the Company’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; the Company’s ongoing and planned preclinical activities; and the Company’s ability to initiate, enroll, conduct or complete ongoing and planned clinical trials. These risks, uncertainties, and other factors include those risks and uncertainties described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K filed with the SEC and in subsequent filings made by the Company with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, the Company disclaims any intention or responsibility for updating or revising any forward-looking statements contained under this Item 8.01 or in the materials filed herewith in the event of new information, future developments or otherwise. These forward-looking statements are based on the Company’s current expectations and speak only as of the date hereof and no representations or warranties (express or implied) are made about the accuracy of any such forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release Dated May 4, 2026.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aura Biosciences, Inc.

Date: May 4, 2026	By:	/s/ Anthony Gibney
Anthony Gibney Chief Financial and Business Officer (Principal Financial Officer)

Exhibit 99.1

Aura Biosciences Announces CEO Transition as Company Advances Phase 3 CoMpass Trial Toward Enrollment Completion

Natalie Holles, seasoned industry executive with significant rare disease operational and commercialization experience, appointed Chief Executive Officer and President and member of the Board of Directors

Acceleration in patient screening driving Phase 3 CoMpass trial enrollment to near completion

BOSTON, MA – May 4, 2026 – Aura Biosciences, Inc. (NASDAQ: AURA), a clinical-stage biotechnology company developing precision therapies for solid tumors designed to preserve organ function, today announced that its Board of Directors has appointed Natalie Holles as Chief Executive Officer and President and member of the Board of Directors, effective April 30, 2026. Ms. Holles succeeds Elisabet de los Pinos, Ph.D., the Company’s founder, who stepped down from her roles as Chief Executive Officer and President and member of the Board of Directors on the same date.

The Company also announced that its Phase 3 CoMpass trial with its investigational candidate belzupacap sarotalocan (bel-sar) for the treatment of early choroidal melanoma is nearing enrollment completion. As of today, 86 patients have been enrolled in the study, and more than 25 additional patients have been scheduled or identified for screening through May 2026. With this update, the Company reiterates its guidance to enrollment completion by mid-2026 and topline data from the CoMpass trial in the second half of 2027.

“I am thrilled to join Aura to lead the Company through this next phase of its growth, including Phase 3 trial completion and the potential registration and commercial launch of bel-sar,” said Ms. Holles. “With the potential to bring the first frontline, vision-preserving therapy to patients with early choroidal melanoma, I believe the Company is very well-positioned for meaningful value creation for our patients and shareholders. I look forward to working with this talented team to advance our work toward realizing the full clinical and commercial potential of bel-sar.”

“We are delighted to welcome Natalie as CEO at this important moment for Aura,” said David Johnson, Chairman of the Board of Directors of Aura Biosciences. “Natalie brings significant experience across late-stage development, operations, and rare disease commercialization, making her exceptionally well-suited to lead Aura as we near completion of enrollment in our Phase 3 CoMpass trial and prepare for potential commercialization. On behalf of the Board, I would like to thank Elisabet for her leadership and vision in founding Aura and advancing the Company to this critical point.”

“It has truly been a privilege to found and lead Aura from the ground up and to work alongside such an extraordinary team,” said Dr. de los Pinos. “I am deeply proud of what we have built together—advancing innovation in oncology, our commitment to patients and the field of ocular oncology, and bringing the CoMpass trial to this important stage. As the Company moves into its next phase, I am excited to see it continue to grow and thrive under Natalie’s leadership.”

Ms. Holles has more than 25 years of executive leadership experience spanning corporate strategy, business development, operations and commercialization across multiple therapeutic areas. Prior to joining Aura, Ms. Holles served as Chief Executive Officer of Third Harmonic Bio from August 2021 through December 2025. Before that, she was President and Chief Executive Officer of Audentes Therapeutics, which was acquired by Astellas Pharma in 2020. She joined Audentes as Senior Vice President and Chief Operating Officer in 2015, was an instrumental architect of the Company’s GMP viral vector manufacturing capabilities and was subsequently promoted to President and Chief Operating Officer in 2018, and

then to Chief Executive Officer in 2020. Earlier in her career, Ms. Holles served as Senior Vice President of Corporate Development at Hyperion Therapeutics, which was acquired by Horizon Pharma in 2015, and as Vice President of Business Development at KAI Pharmaceuticals, which was acquired by Amgen in 2012. Ms. Holles holds an A.B. in Human Biology from Stanford University and an M.A. in Molecular, Cellular and Developmental Biology from the University of Colorado, Boulder.

About Bel- sar and Aura’s Ongoing Phase 3 CoMpass Trial in Early Choroidal Melanoma: CoMpass is the first registration-enabling study in early choroidal melanoma. This global, randomized Phase 3 trial is evaluating bel-sar versus a sham control. As of today, 86 patients have been enrolled in the trial and over 25 patients are scheduled or identified for screening through May 2026. The Company continues to expect to complete enrollment by mid-2026, with topline data for the 15-month primary endpoint anticipated in the second half of 2027.

Bel-sar has the potential to become the first frontline vision-preserving therapy in this setting. The Company previously received Orphan Drug Designation from the United States Food and Drug Administration (FDA) and the European Medicines Agency and Fast Track designation from the FDA for the treatment of early choroidal melanoma. The CoMpass trial is under a Special Protocol Assessment agreement with the FDA.

About Aura Biosciences

Aura Biosciences is a clinical-stage biotechnology company focused on developing precision therapies for solid tumors that aim to preserve organ function. Our lead candidate, bel-sar (AU-011), is currently in late-stage development for early choroidal melanoma and in early-stage development in other ocular oncology indications and bladder cancer. Aura Biosciences is headquartered in Boston, MA. Our mission is to grow as an innovative global oncology company that positively transforms the lives of patients.

For more information, visit aurabiosciences.com. Follow us on X, @AuraBiosciences, and visit us on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other federal securities laws. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “may,” “will,” “could,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “seeks,” “endeavor,” “potential,” “continue” or the negative of such words or other similar expressions can be used to identify forward-looking statements. These forward-looking statements include express or implied statements regarding Aura’s future expectations, plans and prospects, including, without limitation, statements regarding the therapeutic potential of bel-sar for the treatment of multiple cancers; statements regarding Aura’s plans and expectations for its ongoing and future clinical trials of bel-sar in multiple oncology indications, including with respect to clinical trial initiations; statements regarding the timing and plans for the Company’s Phase 3 CoMpass trial in early choroidal melanoma, including enrollment projections and the timing of topline data; statements regarding Aura’s expectations for an improved quality of life of patients after treatment with bel-sar and changes to the treatment paradigm for patients; and statements regarding Aura’s expectations for the estimated patient populations and related market opportunities for bel-sar.

The forward-looking statements in this press release are neither promises nor guarantees, and investors should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors, many of which are beyond Aura’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including, without limitation, uncertainties inherent in clinical trials and in the availability and timing of data from ongoing clinical trials; the expected timing for submissions for regulatory approval or review by governmental authorities; the risk that the results of Aura’s preclinical and clinical trials may not be predictive of future results in connection with future clinical trials; the risk that early or interim data from ongoing clinical trials may not be predictive of final data from completed clinical trials; the risk that governmental authorities may disagree with Aura’s clinical trial designs, even where Aura has obtained agreement with governmental authorities on the design of such trials, such as the Phase 3 special protocol assessment agreement with the U.S. Food and Drug Administration; whether Aura will receive regulatory approvals to conduct trials or to market products; whether Aura’s cash resources will be sufficient to fund its foreseeable and unforeseeable operating expenses and capital expenditure requirements; Aura’s ongoing and planned preclinical activities; and Aura’s ability to initiate, enroll, conduct or complete ongoing and planned clinical trials. These risks, uncertainties and other factors include those risks and uncertainties described under the heading “Risk Factors” in Aura’s most recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission (SEC) and in subsequent filings made by Aura with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Aura disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Aura’s current expectations and speak only as of the date hereof and no representations or warranties (express or implied) are made about the accuracy of any such forward-looking statements.

Investor and Media Relations Contact:

Alex Dasalla

Head of Investor Relations and Corporate Communications

IR@aurabiosciences.com